Exhibit 99.1

NEWS RELEASE

GP Strategies Reports Third Quarter 2015 Financial Results

Columbia, MD. October 29, 2015. Global performance improvement solutions provider GP Strategies Corporation (NYSE: GPX) today reported financial results for the quarter ended September 30, 2015.
Overview:

•	Revenue of $122.9 million for third quarter of 2015 compared to $123.9 million for third quarter of 2014; foreign exchange adversely impacted revenue by $2.8 million in the third quarter of 2015

•
Diluted earnings per share of $0.22 for third quarter of 2015, inclusive of $0.04 per share of restructuring charges and $0.04 per share of foreign currency losses and negative foreign currency translation impact, compared to $0.37 per share for third quarter of 2014

•	Successfully implementing cost reduction plan; estimated to result in approximately $10 million of annualized cost savings, net of additional investments in key initiatives

The Company’s revenue decreased $0.9 million or 1% during the third quarter of 2015 compared to the third quarter of 2014. The revenue decline is largely attributable to a $4.5 million decrease in the Company's non-core alternative fuels business due to project completions in 2014 and a $2.8 million negative effect of foreign currency exchange rate changes on U.S. dollar reported revenue during the third quarter of 2015 compared to the third quarter in 2014. Excluding both of these items, the Company's revenue increased 5% or $6.3 million. The Sandy Training & Marketing segment reported 39% revenue growth and the Learning Solutions segment reported 9% revenue growth excluding the negative effect of foreign exchange rates in the third quarter. This growth was partially offset by a $3.6 million or 16% revenue decline in the Performance Readiness Solutions segment.

Operating income declined $4.4 million to $6.9 million for the third quarter of 2015 from $11.3 million for the third quarter of 2014. The decrease in operating income is primarily due to a $2.1 million decline in gross profit during the quarter, largely due to the completion of alternative fuels projects in 2014, and $1.2 million of restructuring charges, primarily consisting of severance expense in connection with the implementation of a cost savings initiative to better align costs with revenues and improve operating margins. The Company estimates that its cost savings initiative will result in approximately $10 million of annualized cost reductions, net of additional investments in key initiatives. Also contributing to a decline in operating income was a $0.8 million increase in medical benefits expense during the third quarter. Operating income for the third quarter of 2015 also includes a $0.1 million loss on the change in fair value of contingent consideration for previously completed acquisitions compared to a gain of $0.7 million for the third quarter of 2014.

Income before income taxes was $5.9 million for the third quarter of 2015 compared to $11.1 million for the third quarter of 2014. Foreign currency rate fluctuations adversely impacted pre-tax income by $1.1 million and earnings by $0.04 per share during the third quarter of 2015. Net income was $3.7 million, or $0.22 per diluted share, for the third quarter of 2015 compared to $7.2 million, or $0.37 per diluted share, for the third quarter of 2014.

"Our third quarter results reflect both successes and challenges," commented Scott N. Greenberg, Chief Executive Officer of GP Strategies. "GP Strategies continued to achieve organic growth in its core business, including a significant increase in profit margin in the Learning Solutions segment. We accomplished this despite the continued negative impact of foreign currency fluctuations on our reported results and lower revenue in our non-core alternative fuels business. In addition, we are effectively implementing our previously announced cost cutting initiative which we anticipate will contribute positively to our operating results beginning in the fourth quarter. We continue to be optimistic about the future and are starting to see some opportunities from our past investments in global initiatives. We are also hiring new business leaders to further grow our international operations, and are looking for acquisitions, returning to a strategy which has contributed positively to GP Strategies' growth over the years.”

Balance Sheet and Cash Flow Highlights
As of September 30, 2015, the Company had cash and cash equivalents of $13.6 million compared to $14.5 million as of December 31, 2014. The Company had $27.8 million of long-term debt outstanding as of September 30, 2015. In addition, the Company had $32.9 million of short-term borrowings outstanding and $31.5 million of available borrowings under its line of credit as of September 30, 2015.

Cash provided by operating activities was $9.5 million for the nine months ended September 30, 2015 compared to $16.7 million for the same period in 2014. During the three and nine months ended September 30, 2015, the Company repurchased approximately 222,000 and 255,000 shares, respectively, of its common stock in the open market for a total cost of approximately $5.5 million and $6.6 million, respectively. As of September 30, 2015, there was approximately $8.4 million available for future repurchases under the buyback program.

Investor Call
The Company has scheduled an investor conference call for 10:00 a.m. EDT on October 29, 2015. In addition to prepared remarks from management, there will be a question and answer session on the call. The dial-in numbers for the live conference call are 888-222-1517 or 303-223-2683, using conference ID number 21783582. A telephone replay of the call will also be available beginning at 12:00 p.m. on October 29th, until 12:00 p.m. on November 12th. To listen to the replay, dial 800-633-8284 or 402-977-9140, using conference ID number 21783582. A replay will also be available on GP Strategies’ website shortly after the conclusion of the call.

Presentation of Non-GAAP Information
This press release contains non-GAAP financial measures, including EBITDA (earnings before interest, income taxes, depreciation and amortization). The Company believes that EBITDA is useful to investors in evaluating the Company’s results. This measure should be considered in addition to, and not as a replacement for, or superior to, either net income, as an indicator of the Company’s operating performance, or cash flow, as a measure of the Company’s liquidity. In addition, because EBITDA may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. For a reconciliation of EBITDA to the most comparable GAAP equivalent, see the Non-GAAP Reconciliation – EBITDA, along with related footnotes, below.

About GP Strategies
GP Strategies Corporation (NYSE: GPX) is a global performance improvement solutions provider of sales and technical training, eLearning solutions, management consulting and engineering services. GP Strategies’ solutions improve the effectiveness of organizations by delivering innovative and superior training, consulting and business improvement services, customized to meet the specific needs of its clients. Clients include Fortune 500 companies, manufacturing, process and energy industries, and other commercial and government customers. Additional information may be found at www.gpstrategies.com.

Forward-Looking Statements
We make statements in this press release that are considered forward-looking statements within the meaning of the Securities Exchange Act of 1934. These statements are not guarantees of our future performance and are subject to risks, uncertainties and other important factors that could cause our actual performance or achievements to be materially different from those we project. For a full discussion of these risks, uncertainties and factors, we encourage you to read our documents on file with the Securities and Exchange Commission, including those set forth in our periodic reports under the forward-looking statements and risk factors sections. Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

TABLES FOLLOW

GP STRATEGIES CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Quarters ended		Nine months ended
	September 30,		September 30,

	2015	2014	2015	2014

Revenue	$122,931	$123,869	$363,849	$376,667
Cost of revenue	102,562	101,351	304,269	311,027
Gross profit	20,369	22,518	59,580	65,640
Selling, general and administrative expenses	12,253	11,863	35,859	34,914
Restructuring charges	1,195	—	1,195	—
Gain (loss) on change in fair value of contingent consideration, net	(56)	655	(314)	1,513
Operating income	6,865	11,310	22,212	32,239
Interest expense	340	117	1,011	399
Other income (expense)	(606)	(72)	(1,141)	185
Income before income tax expense	5,919	11,121	20,060	32,025
Income tax expense	2,203	3,877	7,523	12,351
Net income	$3,716	$7,244	$12,537	$19,674

Basic weighted average shares outstanding	17,117	19,131	17,151	19,138
Diluted weighted average shares outstanding	17,272	19,391	17,313	19,409
Per common share data:
Basic earnings per share	$0.22	$0.38	$0.73	$1.03
Diluted earnings per share	$0.22	$0.37	$0.72	$1.01

Other data:
EBITDA(1)	$8,221	$13,764	$27,085	$39,901

(1)
The term EBITDA (earnings before interest, income taxes, depreciation and amortization) is a non-GAAP financial measure that the Company believes is useful to investors in evaluating its results. For a reconciliation of this non-GAAP financial measure to the most comparable GAAP equivalent, see the Non-GAAP Reconciliation – EBITDA, along with related footnotes, below.

GP STRATEGIES CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL INFORMATION
(In thousands)
(Unaudited)

	Quarters ended		Nine months ended
	September 30,		September 30,

	2015	2014	2015	2014
Revenue by segment:
Learning Solutions (2)	$51,879	$49,638	$154,463	$143,578
Professional & Technical Services (2)	30,354	36,138	90,317	118,364
Sandy Training & Marketing	22,115	15,883	62,043	50,364
Performance Readiness Solutions (2)	18,583	22,210	57,026	64,361
Total revenue	$122,931	$123,869	$363,849	$376,667

Gross profit by segment:
Learning Solutions (2)	$9,808	$8,384	$26,542	$22,214
Professional & Technical Services (2)	5,527	7,384	17,769	26,099
Sandy Training & Marketing	2,470	2,519	7,873	7,727
Performance Readiness Solutions (2)	2,564	4,231	7,396	9,600
Total gross profit	$20,369	$22,518	$59,580	$65,640

Operating income by segment:
Learning Solutions (2)	$4,815	$3,300	$11,637	$8,049
Professional & Technical Services (2)	2,731	4,426	9,716	16,577
Sandy Training & Marketing	150	1,023	1,481	3,204
Performance Readiness Solutions (2)	420	1,906	887	2,896
Restructuring charges	1,195	—	1,195	—
Gain (loss) on change in fair value of contingent consideration, net	(56)	655	(314)	1,513
Total operating income	$6,865	$11,310	$22,212	$32,239

Supplemental Cash Flow Information:
Net cash provided by operating activities	$6,403	$18,581	$9,528	16,664
Capital expenditures	(481)	(871)	(1,831)	(2,315)
Free cash flow	$5,922	$17,710	$7,697	14,349

(2)
Effective January 1, 2015, the Company made changes to its organizational structure and transferred the management responsibility of certain business units between segments, which changed the composition of certain of its operating segments. The changes primarily consisted of: (i) the Energy Services group became part of the Professional & Technical Services segment; (ii) certain business units providing leadership development offerings were transferred from the Learning Solutions segment to the Performance Readiness Solutions segment, (iii) a business unit which predominantly provides content development services to U.S. government and commercial clients transferred from the Professional & Technical Services segment to the Performance Readiness solutions segment; and (iv) two business units providing engineering and technical services in Europe were transferred from the Learning Solutions segment to the Professional & Technical Services segment. The Company reclassified the segment financial information above for the prior year period to reflect these changes and conform to the current year's presentation.

GP STRATEGIES CORPORATION AND SUBSIDIARIES
Non-GAAP Reconciliation – EBITDA (3)
(In thousands)
(Unaudited)

	Quarters ended		Nine months ended
	September 30,		September 30,

	2015	2014	2015	2014
Net income	$3,716	$7,244	$12,537	$19,674
Interest expense	340	117	1,011	399
Income tax expense	2,203	3,877	7,523	12,351
Depreciation and amortization	1,962	2,526	6,014	7,477
EBITDA	$8,221	$13,764	$27,085	$39,901

(3)
Earnings before interest, income taxes, depreciation and amortization (EBITDA) is a widely used non-GAAP financial measure of operating performance. It is presented as supplemental information that the Company believes is useful to investors to evaluate its results because it excludes certain items that are not directly related to the Company’s core operating performance. EBITDA is calculated by adding back to net income interest expense, income tax expense, depreciation and amortization. EBITDA should not be considered as a substitute either for net income, as an indicator of the Company’s operating performance, or for cash flow, as a measure of the Company’s liquidity. In addition, because EBITDA may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies.

GP STRATEGIES CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	September 30,	December 31,
	2015	2014
	(Unaudited)
Current assets:
Cash and cash equivalents	$13,631	$14,541
Accounts and other receivables	99,516	99,638
Costs and estimated earnings in excess of billings on uncompleted contracts	39,301	30,211
Prepaid expenses and other current assets	16,308	15,967
Total current assets	168,756	160,357
Property, plant and equipment, net	6,751	7,864
Goodwill and other intangibles, net	130,375	136,292
Other assets	1,039	939
Total assets	$306,921	$305,452

Current liabilities:
Short-term borrowings	$32,907	$20,799
Current portion of long-term debt	13,333	13,333
Accounts payable and accrued expenses	60,746	59,018
Billings in excess of costs and estimated earnings on uncompleted contracts	16,476	23,670
Total current liabilities	123,462	116,820
Long term debt	14,444	24,444
Other noncurrent liabilities	10,778	12,463
Total liabilities	148,684	153,727
Total stockholders’ equity	158,237	151,725
Total liabilities and stockholders’ equity	$306,921	$305,452

© 2015 GP Strategies Corporation. All rights reserved. GP Strategies and the GP Strategies logo design are trademarks of GP Strategies Corporation.

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C O N T A C T S:

Scott N. Greenberg	Sharon Esposito-Mayer	Ann M. Blank
Chief Executive Officer	Chief Financial Officer	Investor Relations
443-367-9640	443-367-9636	443-367-9925